Exhibit 5.1

Carter Ledyard & Milburn llp

Counselors at Law

2 Wall Street
New York, NY 10005-2072
570 Lexington Avenue	•	1401 Eye Street, N.W.
New York, NY 10022	Tel (212) 732-3200	Washington, DC 20005
(212) 371-2720	Fax (212) 732-3232	(202) 898-1515

March 3, 2004

Sea Containers Ltd.
41 Cedar Avenue
P.O. Box HM 1179
Hamilton HM EX
Bermuda

Re:	Registration Statement on Form S-3
Registration No. 333-11588

Ladies and Gentlemen:

We have acted as United States counsel to Sea Containers Ltd., a Bermuda company (the “Company”), in connection with the preparation and filing of the above referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), for the proposed issuance and sale from time to time in one or more public offerings of up to $200,000,000 aggregate principal amount of the Company’s debt securities (the “Debt Securities”).

It is proposed that all the Debt Securities will be issued as one or more series pursuant to a form of indenture being filed as Exhibit 4 to Amendment No. 1 to the Registration Statement (the “Shelf Indenture”), and that the Debt Securities will be sold pursuant to the terms of underwriting agreement provisions substantially in the form filed as Exhibit 1 to the Registration Statement (the “Underwriting Agreement”).

We have examined the abovementioned Shelf Indenture, the Underwriting Agreement, the Memorandum of Association and Bye-laws of the Company, resolutions adopted by the Board of Directors of the Company relating to the authorization of the issuance and sale of the Debt Securities, and such other corporate records and documents as we have deemed necessary as a basis for this opinion.  In such examination, we have assumed (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (b) the conformity with the originals of all documents submitted to us as copies, and (c) the accuracy and completeness of representations as to matters of fact in the documents examined by us.

Based upon the foregoing, it is our opinion that any Debt Securities issued in one or more series, when duly executed by the Company, authenticated by the Trustee as provided in the Shelf Indenture, and issued in the manner contemplated in the Shelf Indenture and in the Underwriting Agreement, will be legally issued and will be binding obligations of the Company under the laws of the State of New York, which laws govern the Shelf Indenture and the Underwriting Agreement.  In giving this opinion, we assume that prior to the issuance of any series of Debt Securities under the Shelf Indenture, (a) the Shelf Indenture will be duly executed and delivered by the Company and the Trustee, and (b) the terms of such series will be established in accordance with the provisions of Section 3.01 of the Shelf Indenture.

No opinion is expressed herein as to any laws other than the laws of the United States of America, the State of New York and the Islands of Bermuda.  In giving this opinion, we have relied as to certain matters of Bermuda law on the opinion of Appleby Spurling & Kempe which was filed as an exhibit to the Registration Statement.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus constituting Part I of Amendment No. 1 to the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/Carter Ledyard & Milburn LLP

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